Exhibit 5.1

November 3, 2009

Electro Scientific Industries, Inc.

13900 N.W. Science Park Drive

Portland, Oregon 97229

We have acted as counsel for Electro Scientific Industries, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 1,500,000 shares of Common Stock of the Company (the “Shares”) to be issued by the Company pursuant to the Company’s 1990 Employee Stock Purchase Plan (the “Plan”). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon; and

2. The Shares are duly authorized and, when issued pursuant to the Plan, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STOEL RIVES LLP
STOEL RIVES LLP